As filed with the U.S. Securities and Exchange Commission on March 7, 2011

Commission File No. 333-169145

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT
TO
FORM S-1/A
AMENDMENT NO. 1

BELLA PETRELLA’S HOLDINGS, INC.
(Exact name of registrant as specified in our charter)

Florida	2030	27-0645694
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

12501 Lake Hills Drive Riverview, Florida 33569 516-375-6649
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices )

John V. Whitman, Jr. 12501 Lake Hills Drive Riverview, Florida 33569 516-375-6649
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:
Jackson L. Morris, Esq.
3116 W. North A Street, Tampa, FL 33609-1544
Telephone: 813-874-8854 Facsimile: 800-310-1695
E-mail: jackson.morris@rule144solution.com

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock (1) (2)	1,868,400	$2.65	$4,951,260	$353.03

Total	1,868,400		$4,951,260	$353.03
________________

*Estimated solely for purposes of calculating the registration fee under Rule 457.

(1)  To be offered by selling stockholders.
(2)  The purpose of this Post-effective Amendment No. 1 is to remove from registration 1,957,750 shares previously offered by selling stockholders, none of which have been sold. The balance of 1,868,400 shares have not been sold and remain subject to this registration for sale by selling stockholders.
(3)   No amount of the registration fee previously paid is subject to refund.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Neither Bella Petrella’s Holdings, Inc. nor the selling stockholders may sell these securities until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION - DATED  March 7, 2011

BELLA PETRELLA’S HOLDINGS, INC.
PROSPECTUS

1,868,400 Shares of Common Stock

This prospectus covers the sale of up to 1,868,400 shares by the selling stockholders named in this prospectus.  We will not receive any proceeds from the sale of our shares by the selling stockholders.

Each selling stockholder will sell his or her respective shares for his or her own account.   Selling stockholders may sell their shares to or through broker-dealers and the broker-dealers' compensation may be in the form of (a) discounts, concessions or commissions from selling stockholders and (b) commissions from or mark-ups charged to purchasers.  Selling stockholders and broker-dealers effecting sales on their behalf may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on sales of the shares by them, may be deemed to be underwriting compensation under the Securities Act.  We believe none of the selling stockholders have made underwriting or selling arrangements for their shares with securities broker-dealers.  See "How We Expect Selling Stockholders to Distribute Their Shares".

At the date of this prospectus, there is no public market for our common stock.  We expect our common stock to be traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol of “_______”, subject to publication of quotes by market makers.  We have been advised that FINRA will issue our trading symbol when the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission.  The selling stockholders will sell the shares at prices in a range between and including $1.74 and $2.65 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.
OUR AUDITOR’S HAVE RAISED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A “GOING CONCERN”.
YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares.  Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts, concessions and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts, concessions and commissions.

The date of this prospectus is ___________, 2011

REPORTS TO SECURITY HOLDERS

We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.  In addition, we may from time to time furnish to stockholders additional information about us and our business as our management deems appropriate.

       You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

Who we are -	Bella Petrella’s Holdings, Inc., incorporated in Florida on July 28, 2009

Securities offered -	1,868,400 shares of common stock

Securities offered by -	Selling stockholders

Price range -	Between $1.74 and $2.65, inclusive

Our business	Sale of pasta sauces, pizza sauces and salsas to distributors and retailers.

Copacker of our products
Stello Foods of Punxsutawney, Pennsylvania manufactures all of our products for us using our recipes and labeling.  We do not have a contract with Stello Foods who may either accept or reject our purchase orders.  Stello Foods has never rejected a purchase order from us.

Distributor of our products
Ferraro Foods of Piscataway, New Jersey is the only distributor who wholesales our products to its customers, including the largest user of our products, Famous Famiglia Pizzerias.  We do not have a contract with Ferraro Foods and we may either accept or reject Ferraro Foods’ purchase orders.  We have never rejected a purchase order from Ferraro Foods.

Financial data	May 31, 2010	November 30 , 2010
	(Restated)	(unaudited)

Total Assets	$73,262	$30,929
Total Liabilities	$26,654	$76,888
Stockholders' Equity (Deficit)	$46,608	$(46,859)
Revenues	$60,006	60,181
Net Loss	$173,252	$488,756
Basic and diluted
loss per share	$0.02	$0.03

OUR CORPORATE HISTORY AND ORGANIZATION

We were incorporated in Florida on July 28, 2009.  Our founders are Joseph M. Petrella, Jr., Joseph M. Petrella III, Kenneth L. Shartz and John V. Whitman, Jr. on behalf of JVW Entertainment, Inc. with respect to the initial 1,600,000 shares it received from us.  These persons may be deemed to be statutory underwriters of the common stock to be sold by selling stockholders.  The address of our executive offices is 12501 Lake Hills Drive, Riverview, Florida 33569 and our telephone number at that address is 516-375-6649.  The address of our web site is www.bellapetrellas.com.  We are an early revenue stage enterprise.  We have never been a “shell company” as defined under the federal securities laws.

SUMMARIES OF REFERENCED DOCUMENTS

This prospectus contains references to, summaries of and selected information from agreements and other documents.  These agreements and other documents are not incorporated by reference; but, they are filed as exhibits to our registration statement of which this prospectus is a part and which we have filed with the U.S. Securities and Exchange Commission. We believe the summaries of and selected information provide all material terms from these agreements and other documents, but the summaries of and selected information are qualified in their entirely by the full text of the agreements and documents, which you may obtain from the Public Reference Section of or online from the Commission.  See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents. Whenever we make reference in this prospectus to any of our agreements and other documents, the references are not necessarily complete and you should refer to the exhibits to our attached to the registration statement of which this prospectus is a part for copies of the actual agreement or other document.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements appear in a number of places and include statements regarding our intent, plans for future activities, belief and current expectations and those of our directors and management with respect to, among other things: (i) implementation of our business model; (ii) development and marketing of our products and services; and (iii) prospects for revenues and profitability. We may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could” or “may”, or other similar words, use of future tense and absence of assurance that convey uncertainty regarding future events or outcomes to identify these forward-looking statements.

We caution you that such forward-looking statements are not guaranties of future performance and involve risks and uncertainties, and that actual results may differ materially from those suggested by or forecasted in the forward-looking statements as a result of various factors, many of which are beyond our control. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, many of which are beyond our control. These important factors include those that we discuss in this prospectus under the caption “Risk Factors” and elsewhere.  You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the forward-looking statements outlined in the preceding topic in this prospectus and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this prospectus, the following risk factors should be carefully considered when evaluating our business.  Our business, financial condition or financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

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RISKS RELATED TO OUR CORPORATION:

Our limited liquidity and financial resources threaten our ability to remain in business and pursue our business plan.

   Our liquidity and financial resources are limited.  We do not have sufficient capital to fund our plan of operations without debt or equity funding.  We have relied on contributions to our capital from our controlling stockholder, JVW Entertainment, for funds to finance our operations.  JVW Entertainment has advised us that it will continue to make capital contributions up to $200,000, but it has no written obligation to continue to provide capital contributions to us.  We would expect not to continue as a “going concern” in the event JVW Entertainment does not provide additional capital contributions and we are unable to obtain debt or equity funding elsewhere.  In the event we are not able to obtain future funding, we may cease operations, in which event you would lose your entire investment.  The notes to our financial statements contain a “going-concern” qualification in which our auditor expresses substantial doubt about our ability to remain in business.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain equity funding by issuance of  convertible securities or common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share.  In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends.  You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Our limited liquidity and financial resources may restrict our sales by discouraging existing customers from continuing to carry our products and discouraging potential customers from beginning to carry our products because of uncertainty as to whether our product will continue to be available.

 Questions and doubts about our financial viability may discourage existing customers from continuing to carry and potential customers from beginning to carry our products.  Termination of our products by existing customers would reduce our sales.  Our inability to attract new customers would inhibit the growth of our sales.  Without growth in sales and additional funding, it is unlikely your investment will achieve any value and may result in a complete loss of your investment.

Our receivables are due primarily from one customer, whose delay or default in payment, or termination of purchases would likely prevent us from continuing our operations, in which event you would lose your entire investment.

We currently make a majority of our sales measured by revenues to one customer.   You have no assurance that in the future this customer’s business will not suffer adverse changes which could adversely impact our level of sales or our collections.  You have no assurance that this customer will not change it payables policy in a manner that would have an adverse effect on our collections and cash flow.  You have no assurance this customer will continue to purchase our products.  In any of these events, it is likely we would cease operations and you would lose your entire investment.

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Our limited operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We are an early revenue-stage enterprise. We earned our first revenues during our initial fiscal period and have had limited sales through the date of this prospectus. We have incurred operating losses since inception and anticipate incurring additional losses from operating activities in the near future.  Our limited revenues and sales do not provide a sufficient basis for you to assess of our business and prospects.  You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace.  You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we operate.  If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed.  Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

Our key personnel lack experience in food products development, sourcing, marketing and sales, which could cause our business to suffer.

Our chief executive officer and vice president of sales and marketing have no previous experience in the development of food products, in sourcing manufacturing and in marketing and sales of food products.  All of their experience has been acquired during our limited operating history.  To the extent they are not able to quickly adapt to the needs of our business or we are unable to hire personnel with experience in these areas, especially marketing and sales, our business may suffer adversely.  Our recipes, co-packer and our primary customer have all been obtained by Mr. Petrella, Jr., our founder who now serves us exclusively as a consultant under a consulting agreement.  If Mr. Petrella, Jr. cannot for any reason or refuses to provide consulting services to us, our business may suffer adversely.

Loss of key personnel could have a material adverse effect on our operations.

We are particularly dependent upon our current management during the period before we achieve commercially sustainable operations, of which there is no assurance.  The termination of one or more members of our current management for any reason in the near future could be expected to have a materially adverse effect on us because we only have three members of management at the date of this prospectus and we believe we cannot employ replacements for them who would have their level of dedication to, vision for and financial interest in us. Furthermore, the salary and benefits required by replacements may exceed our financial resources in the foreseeable future.  We do not have employment agreements with our current management at the present time.

Voting control by JVW Entertainment, Inc. means it is unlikely you and other stockholders will be able to elect our directors and you will have little influence over our management.

JVW Entertainment, Inc. owns a total of 10,415,250 shares, or 62.16 percent, of our issued and outstanding common stock.  Each issued and outstanding share of common stock is entitled to one vote on each nominee for a directorship and on other matters presented to stockholders for approval. Our Articles of Incorporation do not authorize cumulative voting for the election of directors.  Any person or group who controls or can obtain more than fifty percent of the votes cast for the election of each director, as JVW Entertainment does now, will control the election of all directors and other stockholders will not be able to elect any directors or exert any influence over management decisions. Removal of a director for any reason requires a majority vote of our issued and outstanding shares of common stock.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management, administrative, operating and financial infrastructures, which are limited to the extent they exist at all.  To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations.  Our failure to do so could either limit our growth or cause our business to fail.

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RISKS RELATED TO OUR PRODUCTS AND MARKETS:

Our failure to attract consumers could cause us to cease operations.

You have no assurance consumers and restaurants will purchase our products in sufficient quantities for us to achieve profitability.  If consumers and restaurants do not continue and increase purchases of our products, we may not be able to become a “going concern” and would likely be forced to cease operations.  Consumer acceptance and purchases of our products, at retailers or at restaurants serving our products, are dependent on distribution of our products through retail grocers, distributors, restaurants and institutional users of tomato based sauces.  You have no assurance our products will be accepted by these groups.  Acceptance of our products is less a matter of quality and more a matter of personal consumer taste, over which we have no control.

If we are unable to expand our sales and marketing capabilities or enter into agreements with third parties to market and sell our products, we may be unable to generate increased product revenue.

We do not have any sales organization, and given our limited operating history, we have limited experience in the sales, marketing and distribution of our products.  You have no assurance we will be able to develop both our sales and marketing capabilities.  If we are unable to do so, we may have difficulty selling our products, which would materially adversely affect our business, prospects, financial condition and operating results.

We face intense competition from other providers of pasta sauces and salsa products, which could prevent us from achieving financial viability.

Competition among manufacturers and distributors of pasta sauces and salsa products is intense.  A number of companies have well established product lines, against which our products compete. Additional competitors may enter the tomato based sauce marketplace and become significant competitors. If we fail to compete successfully, we will not achieve sufficient revenues and market share to achieve financial viability, in which case you could lose your entire investment.

We may be unable to establish and maintain profitability in the face of a consolidating retail environment.

As the retail grocery trade continues to consolidate and become more sophisticated, our wholesale customers may demand lower pricing and increased promotional programs. Many retail grocers are reducing their inventories and increasing their emphasis on private and store label products. If we are forced to lower our prices or increase promotional support of our products and are unable to increase the volume of our products sold, our profitability and financial condition may be adversely affected.

We are vulnerable to decreases in the supply and increases in the price of raw materials and labor, manufacturing, distribution and other costs, and we may not be able to offset increasing costs by increasing prices to our customers.

Our co-packer purchases agricultural products for our sauces and salsas, primarily tomatoes and spices, from growers, commodity processors and other food companies.  These raw ingredients are subject to increases in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, energy and fuel costs, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. In addition, the cost of labor, manufacturing, packaging materials and other costs related to the production and distribution of our food products have risen significantly in recent years. We expect that many of these costs will continue to rise for the foreseeable future.  We understand that our co-packer manages these risks by entering into short-term supply contracts and advance commodities purchase agreements from time to time, implementing cost saving measures and, if necessary, by raising sales prices to us. We cannot assure you that any cost saving measures or sales price increases by us will offset increases in pricing from our co-packer resulting from higher prices for raw material, ingredient, packaging and distribution costs. To the extent we are unable to offset these cost increases, our operating results, profitability and financial condition will be significantly and negatively impacted.

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We rely on a co-packer for all of our manufacturing needs and a termination of this relationship or our inability to enter into additional or future co-packing agreements may result in our failure to meet customer demand.

We do not package any or our products.  We rely on Stello Foods, Inc., Punxsutawney, Pennsylvania, , for all of our manufacturing needs. We do not have a contract with this co-packer, which can discontinue providing our products at any time.  The success of our business depends, in part, on maintaining a strong sourcing and manufacturing platform. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain alternative or additional co-packing agreements or arrangements in the future, you have no assurance that we would be able to do so on satisfactory terms or in a timely manner. Our inability to continue or to enter into satisfactory co-packing agreements could limit our ability to implement our business plan or meet customer demand.

Sales of our products will depend on the performance of retailers, wholesalers, and food distributors in the event we are able to attract such businesses as customers for our products, and should they perform poorly or give higher priority to other brands or products, our business could be adversely affected.

We plan to sell our products principally to retail outlets and wholesale distributors, including traditional supermarkets, wholesaler and food distributors, including specialty food distributors.  You have no assurance that we will be able to attract any such customers.  The poor performance by retail outlets and wholesale distributors, such as Ferraro Foods, or  our inability to collect accounts receivable from them could materially and adversely affect our results of operations and financial condition. In addition, we expect our customers to offer branded and private label products that compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that our customers may give higher priority to their own products or to the products of our competitors. In the future, our customers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate and offer products that appeal to the changing tastes, dietary habits and product packaging preferences of consumers in the market categories in which we compete. If we are not able to anticipate, identify or develop and market products that respond to these changes in consumer preferences, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs related to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be changes in consumer preference or increased demand. Any or all of these factors could significantly reduce our sales and growth in sales, if any.

Our co-packer is subject to numerous laws and governmental regulations, exposing it to potential claims and compliance costs that could adversely affect our business

Our co-packer is subject to extensive regulation by the U.S. Food and Drug Administration (FDA), the U.S. Department of Agriculture (USDA) and other national, state and local authorities. For example, our co-packer is subject to the Food, Drug and Cosmetic Act and regulations promulgated by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of foods. Under this program the FDA regulates manufacturing practices for foods through our current "good manufacturing practices" regulations and specifies the recipes for certain foods. Furthermore, our co-packer’s processing facilities and products are subject to periodic inspection by federal, state and local authorities. Any changes in these laws and regulations could increase the cost of developing and distributing our products and otherwise increase the cost of conducting our business, which would adversely affect our financial condition and results of operations. In addition, failure by our co-packer to comply with applicable laws and regulations, including future laws and regulations, could subject it to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our supply of products, our business, consolidated financial condition, results of operations or liquidity.

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We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from mislabeling, tampering by unauthorized third parties or product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents or residues introduced during the growing, manufacturing, storage, handling or transportation phases of production. Under certain circumstances, we may be required to recall products, leading to a material adverse effect on our business. Even if a situation does not necessitate a recall, product liability claims might be asserted against us. While we are subject to governmental inspection and regulations and believe our co-packer’s facilities comply in all material respects with all applicable laws and regulations, if the consumption of any of our products causes, or is alleged to have caused, a health-related illness in the future we may become subject to claims or law suits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused injury, illness or death could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. Additionally, we do not maintain product recall insurance. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Consumer concern regarding the safety and quality of food products or health concerns could adversely affect sales of certain of our products

If consumers in our principal markets lose confidence in the safety and quality of our food products even without a product liability claim or a product recall, our business could be adversely affected. Consumers have been increasingly focused on food safety and health and wellness with respect to the food products they buy. The food industry is also subject to scrutiny relating to genetically modified organisms and the health implications of obesity. We have been and will continue to be impacted by publicity concerning the health implications of food products generally, which could negatively influence consumer perception and acceptance of our products and marketing programs. Developments in any of these areas could cause our results to differ materially from results that are reflected in forward-looking statements.

The cost of compliance with organic regulations may adversely impact our profitability.

Our products are organic and are required to meet the standards set forth in the Organic Foods Production Act and the regulations adopted by the National Organic Standards Board. These regulations require strict methods of production for organic food products and limit the ability of food processors to use non-organic or synthetic materials in the production of organic foods or in the raising of organic livestock. Compliance with these regulations will increase our cost of product, which we may be unable to offset with price increases.  Accordingly, compliance with these regulations may adversely affect our profitability.

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RISKS RELATING TO THE OFFERING:

You may find it difficult to sell the shares you purchase.

There is currently no market for our common stock.  Our shares will only be sold by the selling stockholders if a public market develops for our stock.  You have no assurance, however, how active the public market for our common stock will become or remain.  It is likely that the public market for our common stock will be volatile, in that it may be subject to wide and unpredictable price and volume swings.

"Penny stock” rules may make buying and selling our common stock difficult.

We expect trading in our common stock will be subject to the "penny stock" rules of the Securities and Exchange Commission.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.   The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and limiting the number of broker-dealers who will accept our common stock in their customers’ accounts.  As a result, you may find it more difficult to sell our common stock into the public market.

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MANAGEMENT’S PLAN OF OPERATIONS

       We are an early revenue stage enterprise.  The following information describes our plan to conduct operations over the next twelve months subject to obtaining debt or equity funding of $1,500,000 over the next thirty-six months, of which you have no assurance.

       We plan to continue our sales efforts to locally owned and operated retailers, chain retailers, institutional food distributors (wholesalers) and restaurants.  We are also in negotiations with a gourmet specialty market chain in China.    Our contact in China is in the process of drafting a proposal that we expect to be completed by January 31, 2011.

       We intend to pursue several large chain stores as potential retailers of our products.  Our goal in the next twelve months is to be on the shelves of one or more of these large chains.  Our ability to carry and finance accounts receivable from such large customers may be determinative of our ability to take on large customers.  We plan to develop relationships with food brokers and distributors to carry our retail and institutional products.

       We plan to enhance our branding by redesigning of our label, website, and other marketing materials.  We plan to begin an aggressive advertising campaign to include all forms of print, television, and radio media, with the objective of making “Bella Petrella’s” a household name.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND LIQUIDITY DURING THE DEVELOPMENT STAGE

RESULTS OF OPERATIONS

Fiscal period ended May 31, 2010

       The operating activity in the period ended May 31, 2010 was limited to organizational expenses and revenues and expenses related sales of our Alfredo sauce and Spicy Salsas. Our sales were made primarily to Ferraro Foods, an institutional food distributor to Famous Famiglias Pizzerias. Sales to Ferraro Foods comprised ninety-six percent of our revenues for the period ended May 31, 2010. The remaining four percent of revenue generated for the period ended May 31, 2010 was generated by retail product sold to mom and pop retailers.

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       Even though we realized a modest gross profit in the period ended May 31, 2010, we had operating losses of $173,252. As a result of "Share-Based Compensation" arising from the issue of founders' shares and consulting fees, we experienced a one-time, non-cash expense in the period ended May 31, 2010 of $141,956. We anticipate several periods of capital formation and operating losses which management believes are normal for a new business. Our management believes we can achieve economies of scale by applying fixed operating costs to more than one product and through lower increments in production costs for additional product sales both retail and wholesale.

Quarterly periods ended November 30, 2010 and 2009.

       The operating activity in the period ended November 30, 2010 was limited to organizational expenses and revenues and expenses related to sales of our Alfredo sauce and Spicy Salsas primarily to Ferraro Foods, an institutional food distributor. The operating activity in the period ended November 30, 2009 was limited to organizational expenses and revenues and expenses related to sales of our Alfredo sauce and Spicy Salsas primarily to Ferraro Foods. Sales to Ferraro Foods comprised seventy-five percent of our revenues for the three month period ended November 30, 2010, eighty-five percent for the six month period ended November 30, 2010, sixty-five percent of our revenues for the three month period ended November 30, 2009 and eighty-eight percent of our revenues for the period from July 28, 2009 (date of inception) to November 30, 2009. The remaining percentage of revenue generated for these periods was generated by retail product sold to mom and pop retailers.

       Even though we realized a gross profit in these periods, we had operating losses of $324,566 for the three month period ended November 30, 2010, $488,756 for the six month period ended November 30, 2010, $1,230 for the three month period ended November 30, 2009 and $142,730 for the period from July 28, 2009 (date of inception) to November 30, 2009. As a result of "Share-Based Compensation" arising from the issue of shares to our founders and for consulting fees, we experienced a one-time expense for the period ended November 30, 2009 of $141,956. As a result of “Share Based Compensation” arising from the issue of shares for directors’ fees, we experienced an expense for the period ended November 30, 2010 of $250,000. We anticipate several periods of capital formation and operating losses which management believes are normal for a new business.

       The operating activities for the period ended November 30, 2010 and the period ended November 30, 2009 are not comparable in terms of either duration or scope of operations. Our management believes we can achieve economies of scale by applying fixed operating costs to more than one product and through lower increments in production costs for additional product sales both retail and wholesale.

LIQUIDITY-

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.  The notes to our financial statements contain a “going-concern” qualification, which expresses doubt regarding our ability to realize the value of assets and satisfy our liabilities and commitments in the normal course of business.  Our liquidity to date has been limited to proceeds from the sale of our products and contributions to our capital by our controlling stockholder.  Our controlling stockholder has advised us that it will continue to make contributions to our capital, provided it has the financial resources to do so, until such time as we have arrangements in place for acceptable funding.  We have no assurance as to how much or for how long our controlling stockholder will have the financial ability to continue funding our working capital needs.  We do not have a binding agreement that requires our controlling stockholder to make further contributions of capital or provide any other form of funding.  Our controlling stockholder has indicated that it will provide up to $200,000, to the extent it is able to do so.    We believe cash flow generated from the sale of our products will be sufficient to sustain current operations; but, product sales alone will not generate sufficient profits to implement our plan of operations.  To fully implement our plan of operations, we expect to require $1,500,000 over the next thirty-six months. In the event we require additional capital to fund operations and growth, we may need to sell securities in private placements or obtain debt funding.  There is no assurance we will be able to make private sales of our securities or obtain debt funding, if we should have a need so to do.

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Critical Accounting Policies and Estimates.

Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying financial statements include estimates related to classification of expenditures as either an asset or expense, and the likelihood of loss contingencies. Management bases its estimates and judgments on experience, which in our case is limited, and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  We revise estimates and assumptions periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results may differ materially from these estimates under different assumptions or conditions.

   JVW Entertainment purchased 9,761,000 shares of common stock.  JVW Entertainment gave Mr. Petrella, Jr. a note for $300,000, as total consideration for the stock.  In connection with the stock purchase by JVW Entertainment, we have entered into a Consulting Services Agreement and Agreement Not to Compete with Mr. Petrella, Jr.  The Consulting Services Agreement is for a period of five years with cash payments made every two weeks totaling $75,000 per year.  The agreement also calls for common stock purchase warrants to be issued in the total amount of 1,000,000 shares, exercisable for four years beginning one year after the date of the consulting agreement.  The exercise amounts and prices are as follows:

200,000 shares at $0.50 per share	200,000 shares at $2.00 per share
200,000 shares at $0.75 per share	200,000 shares at $3.00 per share
200,000 shares at $1.00 per share

        No value was assigned to the non-compete agreement due to disincentives to break the non-compete, such as the consulting agreement and the seller’s continuing ownership interest in our common stock.

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Disclosure Controls and Procedures & Internal Control over Financial Reporting

307 – Disclosure controls and procedures:  As of May 31, 2010 and November 30, 2010, we carried out an evaluation of the effectiveness of our disclosure controls and procedures, with the participation of our principal executive and principal financial officers.  Disclosure controls and procedures are defined in Exchange Act Rule 15d–15(e) as “controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act (15 U.S.C. 78a et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.”  Based on our evaluation, our Chief Executive Officer/Chief Executive Officer and Chief Financial Officer have concluded that, as of May 31, 2010 and November 30, 2010, we did not have disclosure controls and procedures.

The primary reasons for management’s conclusions are that we did not have a plan in place for implementing controls and procedures and insufficient personnel to implement checks and balances.  We believe that we will not have sufficient funds available to develop a plan in the foreseeable future.  We do not anticipate that our business will need sufficient personnel in the foreseeable future that are needed to implement checks and balances.

308T(b) – Changes in internal control over financial reporting:  Based upon an evaluation by our management of our internal control over financial reporting, with the participation of our principal executive and principal financial officers, there were no changes made in our internal control over financial reporting during the period ended May 31, 2010 and November 30, 2010 that have materially affected or are reasonably likely to materially affect this control.

Limitations on the Effectiveness of Internal Control: Our management does not expect that our disclosure controls and procedures, if any, or our internal control over financial reporting, if any, will necessarily prevent all fraud and material errors.  An internal control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations on all internal control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.  These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.  Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, and/or by management override of the control.  The design of any system of internal control is also based in part upon certain assumptions about risks and the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in circumstances and the degree of compliance with the policies and procedures may deteriorate.  Because of the inherent limitations in a cost-effective internal control system, financial reporting misstatements due to error or fraud may occur and not be detected on a timely basis.

OUR BUSINESS

Overview of Our Business

We distribute a line of pasta sauces, a pizza sauce and salsas under our proprietary label of “Bella Petrella’s”.  Mr. Petrella, Jr., began developing the original sauce recipes in 1997, preparing them in his home for his own family’s use and then as gifts to friends.  Because of the favorable reception of his sauces by family and friends, Mr. Petrella, Jr., expanded production in 1998 to small commercial runs using a co-packer to cook and bottle the sauces.  Subsequently, we have added fettuccini style pasta sauces, a pizza sauce and salsas.  Although Mr. Petrella, Jr. was one of our founders and developer of our products and is a stockholder, he presently serves as our adviser under a consulting agreement and he is not a member of our management.

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Our Products

Based on the anecdotal response from persons who have enjoyed our products, we believe our recipes reduce the incidence heartburn and acid reflux often experienced when consuming tomato based products.  We presently distribute sauce flavors under the following label names:

Tomato based sauces	Cream based sauces
Original Marinara (retail and institutional)	Alfredo (institutional only)
Spicy Marinara (retail and institutional)
Flo’s Pasta Sauce (retail and institutional)
Princess Sauce (retail and institutional)
Pizza Sauce (institutional only)

These sauces are rich, full flavored and full bodied.

We package our retail sauce products in thirty-two ounce, wide-mouth glass jars.  We package our institutional sauces in 140 ounce plastic jugs.

We also distribute two salsa products under the names of “Sweet and Mild Southern” and “Sweet and Spicy Southern”, both non-traditional, fresh tasting salsas.  We package our salsa products sixteen ounce jars.

Our products qualify for and carry the “organic” label.  We use exclusively natural ingredients, and use neither monosodium glutamate as a seasoning nor preservatives.  Our retail products are hot packed in vacuum sealed glass jars.

Marketing and Sales

Our target market is the higher quality end of the pasta sauce and salsa markets.  Our marketing and sales program has so far focused on distribution through specialty and gourmet markets and restaurants.  At the date of this prospectus, five specialty and gourmet markets and restaurants, other than Famous Famiglia Pizzerias stock and use our products..

In addition, we have focused on distribution to restaurants and pizzerias who will use our products in the dishes they serve to their customers.  Mr. Petrella, Jr. began selling his sauces in 2008 to Famous Famiglia Pizzerias, a 127 unit specialty restaurant subsidiary of DeBartolo Holdings LLC.  We have expanded this relationship, through Ferrarro Foods as our institutional food distributor to Famous Famiglia Pizzerias.   Ferraro Foods (Piscataway, New Jersey) purchases our Afredo sauce and Spicy Salsa and resells these products to Famous Famiglia Pizzerias.  We do not have a contract with Ferraro Foods.  We fill purchase orders as received and accepted.  We have not and do not expect to reject any purchase orders from Ferraro Foods.  We believe that our Afredo sauce and Spicy Salsa are the only Afredo sauce and Spicy Salsa served by Famous Famiglia Pizzerias.

We have recently sold a test order of our newly introduced pizza sauce to a pizza restaurant chain (one company store and forty franchise stores).  We will continue to work with this company to further define the flavor profile of our pizza sauce to its specific needs.  During the next twelve months, we expect to continue to work with this customer to ensure a smooth rollout of and transition to our pizza sauce in all company owned and franchise locations.  This customer has advised us that it is negotiating with its institutional food distributor to stock our pizza sauce for the purpose of filling orders from its restaurants.  We do not know how long this process may take or if it will be successful.

Although our marketing and sales efforts have been primarily directed to the United States, we intend to expand these efforts into Canada.  We are in negotiations for distribution through a planned chain of gourmet food markets in China.

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Production of Our Products

We do not manufacture any of our products.  We purchase our products on individual purchase orders from Stello Foods, Inc., based on our recipes and private label.  Stello Foods is, in this regard, our co-packer.  This relationship with Stello Foods was started by Mr. Petrella, Jr. beginning in 1998, for production of his pasta sauces at that time.  Stello Foods is our sole supplier of product.  Stello Foods, located in Punxsutawney, Pennsylvania, is a contract packaging and private labeling service in business since 1993.  Its motto is “Quality Homestyle Food Products”.  We believe that Stello Foods has the capacity to supply sufficient quantities of our product that we may require in the foreseeable future.  We do not have a supplier contract with Stello Foods.  Stello Foods fills our purchase orders as received and accepted.  Stello Foods has not rejected and we have no reason to expect it will reject any of our purchase orders.  We believe that in the event Stello Foods is unable or unwilling to supply the quantities of our products we require, there are a significant, although limited number of contract packagers and private labelers of prepared food products to which we could turn to for an alternate or increased supply.

Competition

Our target market is the higher quality end of the pasta sauce and salsa markets.  Our marketing and sales program has so far focused on distribution through specialty and gourmet markets.  As we expand our marketing efforts into large national and regional grocery chain stores, we expect to encounter greater expected competition from larger manufacturers.  The pasta sauce and salsa markets are multi-billion dollar markets.  The competition will range from the mass market “supermarket” brands such as Ragu (a Unilever brand), Prego (Campbell’s Soup Company) and Classico (Heinz) to the more expensive “gourmet” smaller brands such as Rao’s, Dell’Amore, Patsy’s and Amy’s Organic.  Most of these brands are found across the country, with the gourmet brands being the primary direct competition for our products, competing for the higher price point shoppers.  Unilever, Campbell’s and other manufacturers have better established brand awareness and greater marketing budgets and financial resources than we have.

Our Intellectual Property

Our recipes are not subject to protection under either patent or copyright law.  We are required by federal food and drug regulations to disclose all ingredients used in our products on our labels in order of quantity.  Accordingly, it is possible for anyone to duplicate our products; however, we deem this unlikely because each vendor of prepared food products traditionally attempts to differential itself from its competition by unique flavor and other factors.  The combinations, measures and cooking sequences and times of adding the ingredients in our products are our trade secrets, shared only with the co-packer of our products.

We filed federal trademark registrations for “Bella Petrella’s” and the slogan “Bring Homemade Home Again” on March 4, 2010 with the U.S. Patent and Trademark Office.  The marks were published for opposition on July 27, 2010.

Description of Our Property

Our management presently utilizes home office space in their respective residences.  We do not pay any rent for use of these spaces.  We do not anticipate a need for formal offices in the foreseeable future.  We do not intend to warehouse inventories of product, which will, instead, be dropped shipped to our customers by our co-packer.

Our Employees

At the present time, our employees are limited to the three members of our executive management, one of whom is part-time.  We do not anticipate a need for additional personnel in the foreseeable future.  We may employ persons with greater experience in food products marketing and sales, as personnel or consultants, in the event we are able to obtain sufficient funding for this purpose.

Litigation

We are not engaged in any litigation at the date of this prospectus and do not expect to be engaged in litigation of a routine nature in the future.

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OUR MANAGEMENT

The following table sets forth information about our directors, our executive officers and persons who have agreed to become our directors, subject to our purchase of directors and officers liability insurance, who have consented to be named in this prospectus.

NAME	AGE	POSITION	Director Since

Edward J. DeBartolo, Jr.	63	Director	September 14, 2010
Robert S. Dollar	57	Chief Financial Officer	not applicable
Christopher C. Harwell	53	Director	September 14, 2010
Samuel E. Hunter	73	Director	September 14, 2010
Joseph M. Petrella III	30	Vice President – Sales and Marketing	not applicable
David A. Rapaport	63	Director	September 14, 2010
Kenneth L. Shartz	43	President	not applicable
John V. Whitman, Jr.	52	Director and Chief Executive Officer	December 7, 2010

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that there is no assurance we will hold a stockholders’ meeting annually. We have identified our independent directors using the definition of independence contained in the NASDAQ listing rules.  Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements which we expect to enter into after the registration of which this prospectus is a part is effective.  We have the authority under Florida law and our bylaws to indemnify our directors and officers against certain liabilities.  We have been informed by the U.S. Securities and Exchange Commission that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

Edward J. DeBartolo, Jr. is one of our independent directors.  Mr. DeBartolo has served as Chairman and Chief Executive Officer of DeBartolo Holdings LLC from 2000 to present. He oversees the management of the DeBartolo group of companies. The diversified portfolio of corporate entities headquartered in Tampa, Florida includes: DeBartolo Sports and Entertainment, DeBartolo Development, LLC, DeBartolo Financial Services, Hytec Automotive and Famous Famiglia Pizzerias, the largest current user of our products. From 1977 to 2000 he was the owner and Chief Executive Officer of the San Francisco 49ERS. He was instrumental in building the franchise to thirteen division titles, five conference championships and five Super Bowl Championships.  We believe that Mr. DeBartolo’s broad and extensive experience in business qualify him to be one of our directors.  Mr. DeBartolo earned a bachelor of arts/science degree (1968) from Notre Dame University.

Robert S. Dollar is our Chief Financial Officer on a part time basis. Mr. Dollar devotes approximately fifty percent of his working time to our affairs.  Mr. Dollar is a certified public accountant, licensed in the state of Georgia, with over thirty years of experience.  From 2001 to 2009, Mr. Dollar was chief financial officer of World Leadership Group, Inc., a group of privately owned companies operating in forty-nine states with approximately 5,000 employees.  The companies, on a combined basis, had revenues of approximately $90 million per year.  The companies were engaged primarily in mortgages and real estate industry.  Mr. Dollar earned a bachelor of business administration degree in accounting (1977) from Valdosta State University.

Christopher C. Harwell, is one of our independent directors.  From 1992 to the present, Mr. Harwell has been Chairman of Lord and Lasker Worldwide, specializing in food and foodservice products and agri-business, among other industries. The firm’s experience includes strategic and direct work for clients such as Dole, Dean Foods, General Mills, Goya, Hershey’s, Kellogg’s, Hormel and Johnsonville.  He is a founding stockholder in Worldwide Partners, Inc. which has 126 offices in fifty-three countries across North America, Europe, Asia, Latin America and the Middle East.  We believe that Mr. Harwell’s broad and extensive experience in business qualify him to be one of our directors.  Mr. Harwell earned a bachelor of arts degree (1978) from the University of South Florida.

Samuel E. Hunter, is one of our independent directors.  Mr. Hunter has held numerous senior executive positions over a forty-year career. From 2005 to present, he has been the head of the New York Trading Desk with The Interstate Group. He is a past Governor of the American Stock Exchange and Chairman of the New York Stock Exchange Upstairs Traders Advisory Committee. Mr. Hunter is a member of the Board of Directors of Diversified Corporate Resources, Inc. (AMEX– HIR). We believe that Mr. Hunter’s broad and extensive experience in business qualify him to be one of our directors. Mr. Hunter earned a bachelor’s degree in American studies from Yale, and a masters of business administration degree from New York University.

Joseph M. Petrella III, is our Vice President of Sales and Marketing.  From 2008 to 2009, he held a sales and marketing position with Clear Channel Communications, a cable television operator in Tampa, Florida.  From 2005 to 2008, Mr. Petrella III held a sales and marketing position with Bayside Lending, LLC, a licensed mortgage broker in Tampa, Florida.  Prior to joining us, Mr. Petrella III did not have any previous experience in marketing and sales of food products.

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David A. Rapaport is one of our independent directors.  Mr. Rapaport is a licensed attorney.  For the last thirty years Mr. Rapaport has specialized in capital formation for small to mid-size companies and has held various senior management positions (including chief executive officer) of several public companies..  Beginning February 1997 to present, Mr. Rapaport has served as executive vice president and general counsel of High Capital Funding, LLC, a private investment fund.  He is a director of Surge Global Energy, Inc. since October 2009, a publicly traded company. We believe that Mr. Rapaport’s broad and extensive experience in business qualify him to be one of our directors.   Mr. Rapaport attended Brookland College of the City University of New York and earned a LLB of law degree (1966) from St. John’s University School of Law.

Kenneth L Shartz, is our President.  For more than the past five years ending 2009, he was the executive vice president and general manager of H&R Block Mortgage Corp.  Prior to joining us, Mr. Shartz did not have any previous experience in marketing and sales of food products.

John V. Whitman Jr., became one of our directors, serving as chairman of the board, and our chief executive officer on December 7, 2010. Mr. Whitman expects to devote approximately seventy percent of his working time to our business and affairs.  From July 2007 to the present, Mr. Whitman has been a principal stockholder, functioned as a director and chief executive officer of JVW Entertainment, a privately owned company who is our controlling stockholder.  JVW Entertainment owns and operates a Blockbuster franchise video rental store, and provides consulting services to development stage companies in the areas of business development and capital formation.  JVW Entertainment often becomes a investor in the companies to which it provides consulting services, as it has with us.  From February 2010 to the present, he has been a principal stockholder, a director and president of NBBF, Inc., a privately owned company who owns several residential rental properties and an interest in a strip shopping center.  From 2006 to 2007, Mr. Whitman was the director and president of Day Spas of America, Inc., a non-reporting, publicly traded company who sold its operations in 2007.  At its peak, Day Spas of America operated a total of 35,700 square feet of retail space in three locations, employing approximately 125 health and beauty technicians and fitness trainers, with approximately $7 million in annual revenues.  On July 29, 2007, Mr. Whitman entered a guilty plea for a violation of 18 US Code 157 arising from his forgery of an attorney’s signature to an attempted bankruptcy petition in Tampa, Florida for Day Spas of America.  He paid a $1,500 fine and completed probation on December 29, 2008.  From 2005 to 2007, he was a director and president of Caribbean Cuisine, Inc., who operated a sandwich shop which it sold.  From 1996 to July 2007, Mr. Whitman was the founder, a director and the chief executive and operating officer of Stampede Worldwide, Inc., a registered and reporting, publicly traded company, and its predecessor and subsidiaries engaged in publishing, commercial printing, contract intranet development and related activities.  At its peak, Stampede Worldwide employed approximately 132 personnel and made approximately $2.4 million in annual sales.  Stampede Worldwide reorganized under Chapter 11 of the Bankruptcy Code in 2004 and sold its remaining commercial printing operations in 2004.  Prior to 1996, Mr. Whitman was simultaneously the president of two wholly owned subsidiaries of Gray Communications Systems, Inc., now Gray Television, Inc., a New York Stock Exchange listed company.  These companies were Southwest Georgia Shoppers, Inc. who employed 125 personnel and published seven weekly shopper newspapers - five in Georgia and two in Florida - and The Rockdale Citizen Publishing Company who published two daily newspapers in Georgia.  These companies employed combined personnel of approximately 450 employees and had combined annual revenues of approximately $20 million.

BOARD COMMITTEES

Our board of directors does not have compensation, nominating, audit committees or any other committees.  Our board of directors has not adopted a code of ethics.

HOW WE COMPENSATE OUR MANAGEMENT

The following table sets forth information concerning the compensation we have paid to the named executive officers for all services rendered in all capacities, for the period from inception to May 31, 2010.  We do not have any executive officers whose compensation exceeded $100,000 during the period.

Name and Position	Total cash compensation paid or accrued	Total non-cash compensation paid or accrued

Robert S. Dollar, Chief Financial Officer	none	none
Joseph M. Petrella, III, Vice President – Sales and Marketing	none	none
Kenneth L. Shartz, Chief Executive Officer	none	none

EMPLOYMENT AGREEMENTS

We plan to enter into employment agreements with our management immediately following the effective date of the registration statement of which this prospectus is a part.  Each agreement will be for a three year period, establish annual salaries as disclosed below.  Annual bonuses will be determined by the compensation committee of the board, or by the board in the absence of a compensation committee.

Name	One-time signing bonus	Annual Salary

Robert Dollar, Chief Financial Officer	$15,000	$40,000
Joseph M. Petrella, III, Vice President – Sales and Marketing	25,000	$75,000
Kenneth L. Shartz, President	$50,000	$75,000

We do not expect to enter into an employment agreement with Mr. Whitman.  We will pay Mr. Whitman an annual salary of $250,000.

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HOW WE COMPENSATE OUR DIRECTORS

The following table sets forth the compensation we paid to each of our directors, as directors during the fiscal year ended May 31, 2010.

NAME	Stock awards	Total

Edward J. DeBartolo, Jr.	none	none
Christopher C. Harwell	none	none
Samuel E. Hunter	none	none
David A. Rapaport	none	none
Kenneth L. Shartz	none	none

We issued 50,000 shares of our common stock to each of our directors (including Mr. Shartz, who resigned as a director on December 7, 2010) on August 11, 2010, and delivered the certificates to the directors on September 14, 2010, as compensation for their services, which we have valued at $1 per share for this purpose.  This compensation covers the first twelve months of service beginning September 2010.  We plan to issue to our directors shares of our common stock valued at $50,000 at the beginning of each future twelve months of service.  We will value these shares at the weighted average closing price of our common stock for the last seven trading days in August preceding each future twelve months of service.  In addition to the annual stock compensation, we will pay our directors $500 for each board meeting they attend in person and $50 per hour or part thereof for each board meeting they attend by telephone or video conference in excess of the initial forty-five minutes of each meeting.  We will reimburse travel and lodging expenses for board members attending meetings in person who reside outside the state of Florida.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table. These principal stockholders include:

•	each of our directors and executive officers,
•	each person who has agreed to be elected as a director, subject to our purchase of directors and officers’ liability insurance, and consented to be named in this prospectus,
•	our directors and executive officers as a group, and
•	others who we know own more than five percent of our issued and outstanding common stock.

         We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted.  The address of our directors and executive officers is our address.

Name	Number of Shares	Percentage

Edward J. DeBartolo, Jr.(1)	175,000	1.044
Robert S. Dollar(2)(5)	550,000	3.282
Christopher C. Harwell(3)(5)	70,000	*
Samuel E. Hunter(5)	60,000	*
Joseph M Petrella III	214,865	1.282
David A. Rapaport	50,000	*
Kenneth L. Shartz	222,236	1.326
John V. Whitman, Jr. (4)	10,415,250	62.160
All directors and officers as a group (8 persons)	11,757,351	70.170
Helene Daly 3 Oriole Street, Pearl River, New York, NY 10965	900,000	5.371
Rockwell Consultants, Inc.	1,057,750	6.313
1314 Blondell Avenue, Bronx, NY 10461
______________

*Less than one percent
(1)	All shares held in family trust
(2)	Includes 500,000 shares held by RSD Financial Services, Inc., a corporation owned and controlled by Mr. Dollar.
(3)	Shares jointly owned by Mr. Harwell and his spouse.
(4)
The shares attributed to Mr. Whitman are legally owned by JVW Entertainment, a company he controls.  Mr. Whitman purchased 9,761,000 shares of common stock, included in this total, from Mr. Petrella, Jr., at a price of $0.03 per share.  See “Related Party Transactions”. (6)

(5)
Shares covered by this prospectus to be sold:  Mr. Dollar – 500,000 shares (retained balance is less than one percent if all shares are sold); Mr. Harwell – 20,000 shares and Mr. Hunter - 10,000 shares.

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RELATED PARTY TRANSACTIONS

We acquired the recipes for our pasta sauces from Mr. Petrella, Jr., one of our founders and then sole director, in exchange for a total of 10,600,000 shares of our common stock and one million warrants to purchase our common stock, at and subsequent to the date of our organization.  At that time, these shares represented a controlling interest in us.  Mr. Petrella, Jr., had sole control over the number of shares we issued to him and determined the number arbitrarily, without any reference to the value of his recipes.

We sell our products to Famous Famiglia Pizzerias, a subsidiary of DeBartolo Holdings LLC, through Ferraro Foods, an institutional food distributor.  Mr. DeBartolo is a controlling member of DeBartolo Holdings LLC and Mr. Petrella, Jr., one of our founders, is Director of Diversified Operations of DeBartolo Holdings LLC and the Executive Chef and Director of North East Operations of Famous Famiglia Pizzeria.  We do not control the price and terms on which Ferraro Foods sells our products to Famous Famiglia Pizzerias, but we believe the relationships Mr. DeBartolo and Mr. Petrella, Jr. have with Famous Famiglia Pizzerias is a positive factor in its purchase of our products.  At the present time, Famous Famiglia Pizzerias uses only two of our products.  We have not had any discussions with Ferraro Foods or Famous Famiglia Pizzerias regarding an expansion of the number of our products which it uses.

JVW Entertainment purchased 9,761,000 shares of our common stock from Mr. Petrella, Jr. on March 19, 2010.    JVW Entertainment gave Mr. Petrella, Jr. a note for $300,000, as total consideration for the stock.  In connection with Mr. Petrella, Jr.’s sale of a controlling interest in us to JVW Entertainment, we entered into a Consulting Services Agreement and Agreement Not to Compete with Mr. Petrella, Jr.  The Consulting Services Agreement is for a period of five years with cash payments made every two weeks totaling $75,000 per year.  The agreement also calls for common stock purchase warrants to be issued in the total amount of 1,000,000 shares, exercisable for four years beginning one year after the date of the consulting agreement.  The exercise amounts and prices are as follows:

200,000 shares at $0.50 per share	200,000 shares at $2.00 per share
200,000 shares at $0.75 per share	200,000 shares at $3.00 per share
200,000 shares at $1.00 per share

JVW Entertainment has advanced the following sums to us or for our benefit:

Quarter ended -	Amount-
May 31, 2010	$66,369
August 31, 2010	108,193
November 31, 2010	37,095
After November 31, 2010 to date	28,000
Total	$239,657

JVW Entertainment has advanced these amounts to us based on its interest in our financial survival, without any written obligation to make the advances.  JVW Entertainment has verbally committed to advance up to an additional $200,000, but does not have a written obligation to do so.  We have not paid JVW Entertainment interest on the advances and are not obligated to pay interest.  The amounts advanced by JVW Entertainment have been credited at the end of each applicable accounting period to paid in capital; except, for $70,689 of the advances during the quarter ended August 31, 2010, which has been applied to payment for 2,300,000 shares of common stock which we issued to JVW Entertainment on June 29, 2010 in expectation of using “push down accounting”.  “Push down accounting” would have enabled us to write up the carrying value of certain assets and thus provide a benefit to us which we determined would satisfy the Florida corporation law requirement that we receive adequate consideration for the sale of our common stock.  We have determined that we cannot use “push down accounting” and therefore did not receive adequate consideration for the 2,300,000 shares of our common stock issued to JVW Entertainment.  Accordingly, we reclassified $70,689 of the advances made by JVW Entertainment during the quarter ended August 31, 2010 as payment for our common stock, at a price of approximately $0.31 per shares, which is the same price per share JVW Entertainment paid to Mr. Petrella, Jr. for 9,761.000 shares of our common stock.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

At the date of this prospectus, there is no public market for our common stock.  We have made arrangements with a securities broker-dealer as a market maker to apply for a trading symbol and, when issued, publish quotes for our common stock.   We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____”.  We have been advised by the Financial Industry Regulatory Authority (FINRA) that it will issue our symbol when notified that the registration statement of which this prospectus is a part has been declared effective.

Our Stockholders

At the date of this prospectus, we have ninety-nine beneficial and record holders of our common stock.

Dividends

We have not paid a cash dividend on our common stock and do not expect to pay a cash dividend in the foreseeable future. Our board of directors has the sole authority to declare dividends. Our payment of dividends in the future will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

Our Transfer Agent

Our transfer agent is Routh Stock Transfer Corporation, Suite 200, 6860 North Dallas Parkway, Plano, Texas 75024.  Its telephone number at that address is (972) 381-2782

DESCRIPTION OF OUR SECURITIES

The following description of our common stock is qualified in our entirety by reference to our Articles of Incorporation, as amended, our bylaws and Florida corporation law. We are authorized to issue five hundred million shares of common stock, $0.01 par value per share.  At the date of this prospectus, we have 16,855,600 shares issued and outstanding.   Holders of our common stock:

•	have one vote per share on election of each director and other matters submitted to a vote of stockholders;
•
have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;

•
are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights; and
•	do not have cumulative voting rights.

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All shares of our common stock outstanding are duly authorized, legally issued, fully paid and nonassessable.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder who plans to sell shares as described in this prospectus.  These selling stockholders are offering all of our shares which they own and they will not own any of our shares in the event they successfully sell all of the shares they have included for sale in the registration statement of which this prospectus is a part.  None of these selling stockholders are our directors, officers or controlling persons, within the meaning of the Securities Act.  None of these selling stockholders had a material relationship with us since inception.  None of these selling stockholders is, to our knowledge, an affiliate of a registered securities broker-dealer.

NAME	TOTAL SHARES OWNED AND OFFERED

Kenneth Anderson (5)	1,500
Ken Anderson (5)	2,000
Clyde N. and Jeanette H. Baker (5)	5,000
Mark E. Ballas (5)	66,000
Trudy Preslerman (2) (4)*	10,000
Otto L. and Beverly C. Cantrall (2) (3)	1,000
Maria C. Cordone (2)	3,300
Anthony C. Cupini (5)	40,000
Ryan D'amato (3)	2,000
P. Evan Daniel (2)	3,300
Nazarith Dewoodi (5)	10,000
Duragji Corporation (voting control by Anupam Sharma) (5)	35,000
James H. Porter Trust #2 Alexis Porter (voting control by James H. Porter) (3)	18,000
James H. Porter Trust #2 Rachel Porter (voting control by James H. Porter) (3)	18,000
John Emerson (5)	20,000
Homer Flores (5)	2,500
Fow Ventures, Inc (voting control by Don Bulloch and Brian Bulloch) (5)	19,167
Pat and Susan Frascino (5)	20,000
Jonathan Frascino (5)	10,000
George Gaffney (3)	2,500
Maria Augusta Giacobbe (4)	50,000
Michael Giammarino (4)	10,000
Daniel P. Greenwald (2)	10,000
Kevin Griffin (5)	30,000
Craig Gross (6)	5,000
Roger C. Hare (4)	3,300
Benjamin Swig Heldfond	2,500
Sui Verdi Holdings, LP (voting control by Robert Feiger) (2)	12,000
Richard A. and Vivian L. Hutson (5)	100,000
Paul Johnson (5)	10,000
JRA Consulting (voting control by Patrick Thomas, Amy Lawrence and Patty Martin) (5)	5,000

NAME	TOTAL SHARES OWNED AND OFFERED

Joumana Kidd (2)	20,000
John P. Kolaj (2)	40,000
Paul Kolaj (2) (4)*	20,000
Stevie McDonald (3)	55,000
Charles Micaleff (4)	3,300
Eddy Midyett (2)	7,500
Stephen P. and Patricia F. Mihalak (2)	1,500
Stephen Mihalak, Jr. (2)	1,500
William A. Millar II (4)	3,300
Jackson L. Morris (1)	50,000
Mountaineer Venture Capital Investments (voting control by Patrick Thomas, Amy Lawrence and Patty Martin) (5)	198,333
Brad H. Muller (2)	166,000
Melody Muller (4)	50,000
Alicia Mulvihill (4)	15,000
Frank Ortis (4)	10,000
Barbara Ortis (2)	10,000
Charles M. Payne, Jr. (2)	1,000
Patricia L. Pierce (2)	5,600
Thomas Poli (5)	8,000
Stephen Protulis (2)	6,600
Greg Robinson (4)	3,000
Lewis and Maria Roussin (4)	3,300
Thomas Russo (5)	6,000
Charles A. Saulino, Jr. (4)	4,000
Mark David and Poonsri St. Clair (3)	2,500
Jeffery A. Sterns (3)	12,500
Theodore Van Wermeskecken and Despina Kalpakidis (2)	400
Gil Zingaro (5)	32,000
Leonard I. Solt and Tobey L. Solt, JT (5)	75,000

__________________

 *Mr. Kolaj and Ms. Preslerman each purchased one half of the shares they own from Mr. Shartz and one half from Mr. Petrella III.

(1) Mr. Morris is our securities counsel and is providing the opinion regarding the legality of our common stock.  JVW Entertainment transferred these shares to Mr. Morris.
(2) Shares purchased from Mr. Shartz in private transactions.
(3) Shares purchased from Mr. Petrella, Jr. in private transactions.
(4) Shares purchased from Mr. Petrella III in private transactions.
(5) Shares purchased from JVW Entertainment in private transactions, all accredited investors personally known by principal of JVW Entertainment for a period of years.
(6) Shares we issued in payment of fee for providing sales leads.

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The following table sets forth the name of each selling stockholder who is a director or officer and who plans to sell shares as described in this prospectus, the number of shares and the percentage of our issued and outstanding common stock each will retain in the event he successfully sells all of the shares he has included for sale in the registration statement of which this prospectus is a part.

NAME	SHARES OFFERED	SHARES RETAINED	PERCENTAGE OF SHARES RETAINED

Robert S. Dollar*	500,000	50,000	0.298%
Christopher C. and Dana R. Harwell	20,000	50,000	0.298%
Samuel E. Hunter	10,000	50,000	0.298%

*Shares legally owned by RSD Financial Services, Inc., a corporation owned and controlled by Mr. Dollar.  JVW Entertainment transferred the shares to Mr. Dollar and RSD Financial Services.

HOW THE SELLING STOCKHOLDERS PLAN TO DISTRIBUTE THEIR STOCK

We will not receive any proceeds from the sale of 1,868,400 shares by the selling stockholders which they now own for their own, individual accounts.    We have prepared the registration statement of which this prospectus is a part, and we are paying the costs of the registration statement.  We are solely responsible for the content of the registration statement and of this prospectus.  We do not have an oral or written agreement with any selling stockholder to register his, her or its shares.  We have undertaken the registration of the shares because of the potential benefit our management believes we may derive from being a publicly traded company, both in raising additional debt or equity financing and in marketing our products.  We have not engaged an underwriter for the offering made by selling stockholders.  Selling stockholders have advised us that none of them have engaged an underwriter for the offering.  We expect the individual selling stockholders to make their own decisions as to if and when to sell their shares and, in general, to place their respective shares in their individual accounts at their own securities broker-dealers and request the entry of sell orders against their stock positions.

Selling stockholders will sell their shares, if any are sold, in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices in a range between and including $1.74 and $2.65 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   Selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both.  Upon any sale of shares offered hereby, selling stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.    By virtue of having sold the shares to selling stockholders named in this prospectus, our founders and current or former affiliates, Messrs. Petrella, Jr., Petrella III and Shartz and JVW Entertainment, may also be deemed to be "underwriters" as that term is defined in the Securities Act.

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RESTRICTIONS PLACED ON SELLING STOCKHOLDERS BY REGULATION M

          Any selling stockholder or any affiliate of a selling stockholder or any selling stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the common stock in the public market before the time such selling stockholder or all the selling stockholders who are acting in concert, as the case may be, have sold all of their shares of common stock which are covered by this prospectus. Accordingly, no selling stockholder and no affiliate of a selling stockholder and no selling stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the common stock in the public market for the common Stock, in the event a public market develops, until such person has sold all of his shares covered by this prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of the common stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations there under, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the shares during the applicable "cooling off" period prior to the commencement of such distribution.

SHARES ELIGIBLE FOR FUTURE SALE

           Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. We have 16,855,600 shares of our common stock issued and outstanding. The 11,757,351 shares held by our directors and officers including the 530,000 shares covered by this prospectus, if not sold as described in this prospectus, and 2,540,858 shares held by other stockholders who are not covered by this prospectus will remain restricted securities and the resale of the shares into the public securities market will be subject to Rule 144. Any shares held by selling stockholders other than our directors and officers which are not sold as described in this prospectus and are deregistered due to lack of sale will continue to be restricted securities and the resale of the shares into the public securities market will be subject to Rule 144. Rule 144 will be available to all stockholders for sale of restricted stock into the public securities market beginning May 11, 2011, provided the particular stockholder has a "holding period" of at least six months as defined in the Rule..

Under Rule 144, as now in effect, restricted securities of an issuer who has been filing reports with the U.S. Securities and Exchange Commission for at least ninety days may be resold into the public market without any limitation on amount beginning the later of six months after the respective stockholders who are not our affiliates purchased their shares from us or from one of our directors, officers or JVW Entertainment.  After this six month period, our directors, officers and JVW entertainment will be limited to selling not more than one percent of the then issued and outstanding number of our shares in any three month period, must file a Form 144 with the Commission and must sell the shares in unsolicited “broker’s transactions”, as defined in the rule and are subject to other limitations.

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LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida.  Mr. Morris owns 50,000 shares of our common stock which he received as partial payment of fees.  Mr. Morris is a selling stockholder named in this prospectus.

EXPERTS

Our financial statements at and for the period from inception to May 31, 2010 have been included in this prospectus in reliance on the report of Pender Newkirk & Company LLP, Tampa, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-1 under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and our exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement of which this prospectus is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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Index to Financial Statements
Page

Report of Independent Registered Public Accounting Firm	F-1

Balance sheet at May 31, 2010	F-2

Statement of operations for the period July 28, 2009 (date of inception) to May 31, 2010	F-3

Statement of changes in stockholders equity for the period July 28, 2009 (date of inception) to May 31, 2010	F-4

Statement of cash flows for the period July 28, 2009 (date of inception) to May 31, 2010	F-5

Notes to financial statements	F-6

Balance sheet at November 30, 2010 (unaudited)	F-15

Statement of operations for the three months ended November 30, 2010 and 2009, the six months ended November 30, 2010 and the period July 28, 2009 (date of inception) to November 30, 2009 (unaudited)	F-16

Statement of cash flows for the six months ended November 30, 2010 and the period July 28, 2009 (date of inception) to November 30, 2009 (unaudited)	F-17

Notes to financial statements	F-18

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Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Tampa, Florida

We have audited the accompanying balance sheet of Bella Petrella’s Holdings, Inc. (a majority owned subsidiary of JVW Entertainment, Inc.) (“the Company”) as of May 31, 2010 and the related statements of income, changes in shareholders’ equity, and cash flows for the period July 28, 2009 (date of inception) to May 31, 2010. These financial statements are the responsibility of the management of Bella Petrella’s Holdings, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Company has restated its previously issued May 31, 2010 financial statements that were included with our report dual dated September 1, 2010 and December 3, 2010 due to management determining subsequently that push down accounting was not appropriate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bella Petrella’s Holdings, Inc. (a majority owned subsidiary of JVW Entertainment, Inc.) as of May 31, 2010 and the results of its operations and its cash flows for the period July 28, 2009 (date of inception) to May 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3, the Company has incurred a net loss of $173,252 during the period from July 28, 2009 (date of inception) to May 31, 2010, has an accumulated deficit of $173,252 as of May 31, 2010, and has limited revenue generating operations.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
January 7, 2011

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Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Balance Sheet

Assets	May 31, 2010
Restated
Current Assets
Cash in Bank	$298
Accounts Receivable	12,526
Inventory	9,973
Prepaid Expenses	50,465
Total Current Assets	73,262

Total Assets	$73,262

Liabilities and Shareholders' Equity

Current Liabilities
Accounts Payable (including related party balance of $17,393)	$26,654

Total Liabilities	26,654

Shareholders' Equity
Common Stock, $0.01 par value; 500,000,000 shares authorized;
14,205,600 shares issued and outstanding	142,056
Additional Paid-in Capital	77,804
Accumulated deficit	(173,252)
Total Shareholders' Equity	46,608

Total Liabilities and Shareholders' Equity	$73,262

See accompanying notes to financial statements.

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Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Statements of Operations

Period from July 28, 2009 (date of inception) to
May 31, 2010
Restated
Revenues
Sales	$60,006

Cost of Sales
Cost of Goods Sold	50,920

Gross Profit	9,086

Expenses
General and Administrative Expenses	182,338

Net Loss	$(173,252)

Basic and diluted loss per share	$(0.02)

Basic and diluted weighted average common
shares outstanding	9,993,077

See accompanying notes to financial statements.

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Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Statements of Changes in Shareholders' Equity
Period from July 28, 2009 (date of inception) to May 31, 2010
Restated

			Capital In
	Common Stock		Excess Of	Retained
	Shares	Amount	Par Value	Earnings	Total

Issuance of founder shares at $.01 per share	14,200,600	$142,006			$142,006

Issuance of shares at $.01 per share, February, 2010	5,000	$50			50

Contribution of inventory by founder			$11,435		11,435

Contribution of capital by shareholder			66,369		66,369

Net loss for the period July 28, 2009 through May 31, 2010				(173,252)	(173,252)

Balance May 31, 2010	14,205,600	$142,056	$77,804	$(173,252)	$46,608

See accompanying notes to financial statements.

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Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Statements of Cash Flows

Period from July 28, 2009 (date of inception) to
May 31, 2010
Cash flows from operating activities:	Restated
Net loss	$(173,252)

Adjustments to reconcile net income to net
cash (used) provided by operating activities:
Non-cash consulting expenses	141,956
Changes in assets and liabilities:
Accounts Receivable	(12,526)
Inventory	1,462
Prepaid Expenses	15,904
Accounts Payable	26,654
Net cash provided by operating activities	198

Cash flows from financing activities:
Sale of common stock	100
Net cash provided by financing activities	100

Net increase in cash	298

Cash at beginning of period	0

Cash at end of period	$298

Supplemental disclosures of cash flow investing and
noncash financing activities:
Prepayment of expenses by JVW Entertainment	$66,369
Contribution of inventory by founder	$11,435

See accompanying notes to financial statements.

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Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(1) Nature of Business

Bella Petrella’s Holdings, Inc. (the "Company") is a marketing company, incorporated in Florida on July 28, 2009.  The Company sells its own line of gourmet pasta sauces and salsas. The Company’s principal assets are the 100% owned recipes developed by its founder.

(2) Restatement of Financial Statements

In March 2010, JVW Entertainment, Inc. purchased controlling interest in Bella Petrella Holdings, Inc. The management of Bella Petrella’s Holdings, Inc. believed that the purchase transaction and the subsequent acquisitions of stock by JVW Entertainment, Inc., met the rules for the application of push down accounting. Accordingly, management recorded the transaction under the push down accounting requirements, as disclosed in the financial statements and footnotes originally issued for the period ended May 31, 2010.  Subsequently, in December 2010, management determined that push down accounting was not appropriate and the Company restated the financial statements to remove the effects of the push down accounting entries.

The following table sets forth the impact of the non-cash adjustments for push down accounting assets and liabilties and expense and related tax effects on our balance sheet as of May 31, 2010.
Assets
	As originally reported	Adjustments	May 31, 2010
			Restated
Total Current Assets	73,261	1	73,262

Total Other Assets	783,193	(783,193)	-

Total Current Liabilities	27,999	(1,345)	26,654

Other Liabilities	513,337	(513,337)	-

Total Shareholders' Equity	315,118	(268,510)	46,608

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(2) Restatement of Financial Statements (continued)

The following table sets forth the impact of removal of expense and related tax effects of the push down accounting method on our historical financial statements for the period ended May 31, 2010.   In addition, the weighted average number of shares outstanding was corrected.  It should be noted that the short period from July 28, 2009 to March 18, 2010 is not presented separately in the restated financial statements, but is included in the May 31, 2010 period, which began July 28, 2009.

	As originally reported
Revenues	Period From March 19, 2010 to May 31, 2010	Period from July 28, 2009 to March 18, 2010	Adjustments	May 31, 2010
				Restated
Sales	$26,288	$33,718	$-	$60,006

Cost of Sales
Cost of Goods Sold	22,379	28,541	-	50,920
Total Cost of Sales	22,379	28,541	-	50,920

Gross Profit	3,909	5,177	-	9,086

Expenses
General and Administrative Expenses	35,999	146,339	-	182,338
Amortization	7,768	0	(7,768)	0
Total Operating Expenses	43,767	146,339	(7,768)	182,338

Operating Loss	(39,858)	(141,162)	7,768	(173,252)

Other Expense
Interest Expense	1,345	0	(1,345)	0

Loss before income taxes	(41,203)	(141,162)	9,113	(173,252)

Income tax benefit	2,923	0	(2,923)	0

Net Loss	$(38,280)	$(141,162)	$6,190	$(173,252)

Basic and diluted loss per share	$0.00	$(0.01)	$(0.01)	$(0.02)

Basic and diluted weighted average common
shares outstanding	14,205,600	14,205,600	(4,212,523)	9,993,077

The additional non-cash charges for stock-based compensation expense and related tax effects had no impact on net cash flows from operations, investing activities, and financing activities reported in our statement of cash flows. In addition, the consolidated statements of stockholders’ equity have been restated to reflect the impact of the restatement adjustments on the consolidated stockholders’ equity amounts.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

 (3) Basis of Presentation and Going Concern

Bella Petrella’s Holdings, Inc. controlling interest was acquired on March 19, 2010 by JVW Entertainment, Inc.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.  Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company has incurred a net loss of $173,252 during the period from July 28, 2009 (date of inception) to May 31, 2010.  In addition, the Company has no significant revenue-generating operations.  To continue as a going concern, the Company plans to raise funds through private placements and public stock offerings.  These funds will be used for marketing and payment of general and administrative expenses.  The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

(4) Summary of Significant Accounting Policies

 Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.  Estimates that are critical to the accompanying financial statements include estimates related to classification of expenditures as either an asset or expense, valuation of deferred tax assets, and the likelihood of loss contingencies.  Management bases its estimates and judgments on experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.  Actual results may differ materially from these estimates under different assumptions or conditions.

Concentration of Credit Risk
The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts, or other hedging arrangements.  The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits, which at times, could exceed federally insured limits.  The Company has not experienced any losses in such accounts.

Accounts Receivable and Allowance for Doubtful Accounts
The Company's receivables result from sales of its products.  The Company provides an allowance for doubtful accounts based on a review of the current status of existing receivables and historical collection experience. Receivables are charged to the allowance account when deemed to be uncollectible. No allowance for doubtful accounts was considered necessary at May 31, 2010.

Inventory
Inventories are stated at the lower of cost (first-in, first-out) or market value.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(4) Summary of Significant Accounting Policies (continued)

Revenue Recognition
The Company accounts for revenue recognition in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) and FASB ASC 605 Revenue Recognition.  The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collections of resulting receivable is reasonably assured.  Products are primarily shipped FOB shipping point at which time title passes to the customer.

The Company’s products are primarily sold to resellers and therefore the Company does not collect sales taxes.

Income Taxes
Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Income Taxes (continued)
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates. Certain guidance located within Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740, "Income Taxes" (“ASC Topic 740”), clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The Company had no uncertain tax positions for the period ended May 31, 2010.

Share-Based Compensation
U.S. GAAP requires companies to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award.

The Company accounts for common stock warrants granted based on the fair market value of the instrument using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, term of the options and warrants, risk-free interest rates, and expected dividend yield at the grant date.  Because the Company's common stock is not traded publicly, expected stock price volatility is based on a calculated value which was determined through the weighted average stock price volatilities of appropriate peer companies. The expected term of the warrants granted is equal to the estimated life of the warrants. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the stock options. The Company does not expect to pay any dividends.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(4) Summary of Significant Accounting Policies (continued)

Net (Loss) Per Share
U.S. GAAP requires dual presentation of basic and diluted earnings or loss per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, options and other common stock equivalents; this metric is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (i.e., options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. During the period ended May 31, 2010, common stock equivalents consisting of 1,000,000 outstanding warrants were not considered in the calculation of the weighted average number of common shares outstanding for diluted EPS, as they would be anti-dilutive, thereby decreasing the net loss per common share.

Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash and accounts payable. The carrying amounts reported on the balance sheet approximate fair value because these financial instruments are short term in nature.

Recent Accounting Pronouncements
In June 2009, the FASB issued ASC Topic 105, "Generally Accepted Accounting Principles." The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. All of the Codification’s content carries the same level of authority, and the U.S. GAAP hierarchy will be modified to include only two levels: authoritative and non-authoritative. ASC Topic 105 was effective for the Company as of July 1, 2009 and did not have a material effect on the financial statements.

In May 2009, the FASB issued ASC Topic 855, which requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. The Company adopted the provisions of ASC Topic 855 effective July 28, 2009. The adoption of ASC Topic 855 did not have a material impact on the Company's financial statements.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(4) Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (continued)
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future financial statements.

(5) Concentrations

The Company does a significant amount of its total business with one customer.  This customer comprises 94% of total revenues for the Company’s products for the period July 28, 2009 (date of inception) to May 31, 2010.  This customer owes the company $11,480 as of May 31, 2010.

The Company outsources 100% of its product manufacturing to one manufacturer.  However, the Company believes other manufacturing options are available.

(6) Contingencies and Commitments

In connection with the stock purchase by JVW Entertainment, Inc., the company has entered into a Consulting Services Agreement and Agreement Not to Compete with Joseph M. Petrella, Jr.  The Consulting Services Agreement is for a period of five (5) years with cash payments made every two weeks totaling $75,000 per year.  The agreement also calls for common stock purchase warrants to be issued in the total amount of 1,000,000 shares, exercisable for four years beginning one year after the date of the consulting agreement.  The exercise amounts and prices are as follows:

200,000 shares at $0.50 per share	200,000 shares at $2.00 per share
200,000 shares at $0.75 per share	200,000 shares at $3.00 per share
200,000 shares at $1.00 per share

 No value was assigned to the non-compete agreement due to disincentives to break the non-compete, such as the consulting agreement and the seller’s continuing ownership interest in the Company.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(7) Income Taxes

The income tax benefit differs from the amount of tax determined by applying the federal statutory rate as follows:

May 31, 2010
Restated
Income tax benefit at statutory rate	$(58,906)
Increase (decrease) in income taxes resulting
from:
State income taxes	(6,289)
Change in valuation allowance	65,195
Total tax benefit	$0

Net deferred tax assets and liabilities were comprised of the following as of May 31, 2010:

Federal and state NOL	$65,195

Valuation allowance	$(65,195)

Net	$0

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes.  The Company’s deferred taxes were comprised completely of Net operating losses.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of May 31, 2010, based upon the levels of historical taxable income and the limited experience of the Company, the Company believes that it is more likely than not that it will not be able to realize the benefits of some of these deductible differences. Accordingly, a valuation allowance of $65,195 has been provided in the accompanying financial statements as of May 31, 2010. The 2010 net change in valuation allowance related to deferred tax assets was an increase of $65,195 primarily relating to net operating loss carryforwards.

At May 31, 2010, the Company has federal net operating loss carryforwards of approximately $173,252. The federal tax loss carryforward will expire through 2030, unless previously utilized.

Pursuant to Internal Revenue Service Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

The Company may be subject to examination by the Internal Revenue Service (“IRS”) and state taxing authorities for all open tax years.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(8) Share- Based Compensation

The estimated fair value of warrants is determined using the Black-Scholes option valuation model with the following weighted-average assumptions for the period July 28, 2009  to May 31, 2010:

Volatility	61.0 – 74.1%
Risk free interest rate	.91 - 1.89%
Expected life in years	2 – 4 years
Dividend yield	0%

There were no exercises of warrants during the period and there was no compensation expense related to the warrants.   The weighted average grant date fair value of the warrants granted during the period was less than $.001.  As of May 31, 2010, the unrecognized compensation cost related to the warrants was less than $100.

The following table summarizes warrant activity for the period:

	Number of Shares		Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding, beginning of period	—	$

Exercised	—

Granted	1,000,000		$1.45

Expired/cancelled	—

Outstanding, May 31, 2010	1,000,000		$1.45	4.68 Years

Exercisable, May 31, 2010	—

(9) Related Party Transactions

In connection with the Consulting Agreement (discussed in Note 6) with a shareholder, the Company has recorded a liability in the amount of $15,173, which is included in accounts payable in the accompanying balance sheet.

During the period July 28, 2009 to May 31, 2010, the Company incurred $9,303 in commissions to a shareholder of the Company.  These commissions are included in general and administrative expenses in the accompanying statement of income.  As of May 31, 2010, $2,220 of these commissions were unpaid and are included in accounts payable in the accompanying balance sheet.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
May 31, 2010

(9) Related Party Transactions (Continued)

The commissions paid and common stock issued to Joseph Petrella, Jr. during the period were considered reasonable compensation for his selling and administrative services during the period.

The above amounts and terms of the related party transactions are not necessarily indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent parties.

 (10) Subsequent Events

In June 2010, the Company issued 2,300,000 shares to JVW Entertainment, Inc. as part of an agreement among the Company, JVW Entertainment, Inc. and Joseph Petrella, Jr. under which JVW Entertainment, Inc. would acquire 80% ownership of the Company. During the three month period ended August 31, 2010, JVW Entertainment, Inc. advanced $108,093 to the Company and in payment of Company expenses. Subsequent to August 31, 2010, the Company determined that the benefits expected to be derived from JVW Entertainment, Inc.’s control share acquisition would not be available and the issue of the 2,300,000 shares for that purpose would be of no ultimate benefit to the Company. Accordingly, $70,689 of the sum advanced to and on behalf of the Company by JVW Entertainment, Inc. during the three month period ended August 31, 2010 has been reclassified as payment for the 2,300,000 shares of common stock and the balance recorded as additional paid in capital.

In August 2010, the Company issued 250,000 shares of common stock to the board of directors as compensation for twelve months of service beginning September, 2010.

Subsequent to August 31, 2010, JVW Entertainment, Inc. paid approximately $65,000 in Company expenses, which were recorded as paid in capital.

Bella Petrella's Holdings, Inc.
 (A majority owned subsidiary of JVW Entertainment, Inc.)
Balance Sheets

Assets	November 30, 2010	May 31, 2010
	(unaudited)
Current Assets
Cash in Bank	$263	$298
Accounts Receivable	6,645	12,526
Inventory	9,279	9,973
Prepaid Expenses	8,842	50,465
Total Current Assets	25,029	73,262

Other Assets
Trademarks	5,000	-

Total Assets	$30,029	$73,262

Liabilities and Shareholders' (Deficit) Equity

Current Liabilities
Accounts Payable (including related party balances of $54,521 and $17,393
at November 30, 2010 and May 31, 2010, respectively)	$76,888	$26,654

Total Liabilities	76,888	26,654

Shareholders' (Deficit) Equity
Common Stock, $0.01 par value; 500,000,000 shares authorized;
16,755,600 and 14,205,600 shares issued and outstanding
at November 30, 2010 and May 31, 2010, respectively	167,556	142,056
Additional Paid-in Capital	447,592	77,804
Accumulated deficit	(662,007)	(173,252)
Total Shareholders' (Deficit) Equity	(46,859)	46,608

Total Liabilities and Shareholders' (Deficit) Equity	$30,029	$73,262

See accompanying notes to financial statements.
..

Go To Table of Contents

Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Statements of Operations
(unaudited)

	For the Three Months Ended November, 30		For the Six Months Ended	For the Period from July 28, 2009 (date of inception) to
	2010	2009	November 30, 2010	November 30, 2009

Revenues
Sales	$32,386	$5,766	$60,181	$16,461

Cost of Sales
Cost of Goods Sold	23,689	4,277	46,442	12,458

Gross Profit	8,697	1,489	13,739	4,003

Expenses
General and Administrative Expenses	333,253	2,719	502,495	146,733

Net Loss	$(324,556)	$(1,230)	$(488,756)	$(142,730)

Basic and diluted loss per share	$(0.02)	$(0.00)	$(0.03)	$(0.01)

Basic and diluted weighted average common
shares outstanding	16,755,600	14,200,600	16,305,327	14,200,600

See accompanying notes to financial statements.

Go To Table of Contents

Bella Petrella's Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Statements of Cash Flows
(unaudited)

	For the Six Months Ended November 30, 2010	For the Period from July 28, 2009 (date of inception) to November 30, 2009
Cash flows from operating activities:
Net loss	$(488,756)	$(142,730)

Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Non-cash expenses	431,912	141,956
Changes in assets and liabilities:
Accounts Receivable	5,881	10,695
Inventory	694	774
Accounts Payable	50,234	(10,695)
Net cash (used) provided by operating activities	(35)	0

Cash flows from financing activities:
Sale of common stock	-	100
Net cash provided by financing activities	-	100

Net (decrease) increase in cash	(35)	100

Cash at beginning of period	298	-

Cash at end of period	$263	$100

Supplemental disclosures of cash flow investing and
noncash financing activities:
Stock issued in exchange for payment of expenses by JVW Entertainment, Inc.	$70,689	-
Contribution of inventory by founder	-	$11,435
Common stock issued for services	250,000	-
Capital contribution for prepaid expenses by JVW Entertainment, Inc.	3,500	-
Capital contribution for payment of expenses by JVW Entertainment, Inc.	71,099	-

See accompanying notes to financial statements.

Go To Table of Contents

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
Three Months and Six Months Ended November 30, 2010 (unaudited) and Period from
July 28, 2009 (date of inception) to November 30, 2009 and the Three Months Ended November 30, 2009 (unaudited)
 .
(1)  Nature of Business

Bella Petrella’s Holdings, Inc. (the "Company") is a marketing company, incorporated in Florida on July 28, 2009.  The Company sells its own line of gourmet pasta sauces and salsas. The Company’s principal assets are the 100% owned recipes developed by its founder.

(2) Basis of Presentation and Going Concern

While the information presented in the accompanying interim condensed financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America.  These interim financial statements follow the same accounting policies and methods of application as used in the May 31, 2010 audited financial statements of the Company.  All adjustments are of a normal, recurring nature.  Interim financial statements and the notes thereto do not contain all of the disclosures normally found in year-end audited financial statements, and these Notes to Interim Condensed Financial Statements are abbreviated and contain only certain disclosures related to the three and six months periods  ended November 30, 2010.  It is suggested that these interim financial statements be read in conjunction with the Company’s period-end audited May 31, 2010 financial statements. Operating results for the three and six month periods ended November 30, 2010 are not necessarily indicative of the results that can be expected for the year ending May 31, 2011.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.  Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

The Company has incurred net losses during the three and six months ended November 30, 2010 of $324,556 and $488,756 respectively, and a net loss during the period from July 28, 2009 (date of inception) to and  the three month period ended November 30, 2009 of $142,730 and $1,230 respectively.  In addition, the Company has no significant revenue-generating operations.  To continue as a going concern, the Company plans to raise funds through private placements and public stock offerings.  These funds will be used for marketing and payment of general and administrative expenses.  The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

(3) Significant Accounting Policies

Income Taxes
Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates. Certain guidance located within Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740, "Income Taxes" (“ASC Topic 740”), clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC Topic 740 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on the recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The Company had no uncertain tax positions for the six months ended November 30, 2010 or the period ended November 30, 2009.

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
Three Months and Six Months Ended November 30, 2010 (unaudited) and Period from
July 28, 2009 (date of inception) to November 30, 2009 and the Three Months Ended November 30, 2009 (unaudited)

(3) Significant Accounting Policies (continued)

Net Loss Per Share
Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, options and other common stock equivalents; this metric is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (i.e., options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the periods ended November 30, 2010, common stock equivalents consisting of 1,000,000 outstanding warrants were not considered in the calculation of the weighted average number of common shares outstanding for diluted EPS, as they would be anti-dilutive, thereby decreasing the net loss per common share.  There were no common stock equivalents for the period ended  November 30, 2009.

Recent Accounting Pronouncements
The Company’s management does not believe that recent codified pronouncements by the FASB will have a material impact on the Company’s current or future financial statements.

(4) Concentrations

The Company does a significant amount of its total business with one customer.  This customer comprises 75%, 85%, 88% and 65% of total revenues for the company’s products for the three and six month periods ended November 30, 2010 and the period from July 28, 2009 (date of inception) to November 30, 2009 and the three month period ended November 30, 2009, respectively.

The Company outsources 100% of its product manufacturing to one manufacturer.  However, the company believes other manufacturing options are available.

(5) Contingencies and Commitments

In connection with the stock purchase by JVW Entertainment, Inc., the company has entered into a Consulting Services Agreement and Agreement Not to Compete with Joseph M. Petrella, Jr.,  one of the Company’s founders.  The Consulting Services Agreement is for a period of five (5) years with cash payments made every two weeks totaling $75,000 per year.  The agreement also calls for common stock purchase warrants to be issued in the total amount of 1,000,000 shares, exercisable for four years beginning one year after the date of the consulting agreement.  The exercise amounts and prices are as follows:

200,000 shares at $0.50 per share	200,000 shares at $2.00 per share
200,000 shares at $0.75 per share	200,000 shares at $3.00 per share
200,000 shares at $1.00 per share

Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Notes to Financial Statements
Three Months and Six Months Ended November 30, 2010 (unaudited) and Period from
July 28, 2009 (date of inception) to November 30, 2009 and the Three Months Ended November 30, 2009 (unaudited)

(5) Contingencies and Commitments (continued)

No value was assigned to the non-compete agreement due to disincentives to break the non-compete, such as the consulting agreement and the seller’s continuing ownership interest in the company.

(6) Related Party Transactions

In connection with a Consulting Agreement with a shareholder, the Company has recorded a liability in the amount of $52,674, as of November 30, 2010, which is included in accounts payable in the accompanying balance sheet.

During the three and six months ended November 30, 2010 and the period from July 28, 2009 (date of inception) to November 30, 2009 and the three months ended November 30, 2009, the Company incurred $9,052, $14,359, $4,777 and $2,719, respectively, in commissions to a shareholder of the Company.  These commissions are included in general and administrative expenses in the accompanying statement of operations.  The commissions paid and common stock issued to Joseph Petrella, Jr. during the period were considered reasonable compensation for his selling and administrative services during the period.

In June 2010, the Company issued 2,300,000 shares to JVW Entertainment, Inc. as part of an agreement among the Company, JVW Entertainment, Inc. and Joseph Petrella, Jr. under which JVW Entertainment, Inc. would acquire 80% ownership of the Company. During the six months ended November 30, 2010, JVW Entertainment, Inc. advanced $145,288 to the Company and in payment of Company expenses. In December 2010, the Company determined that the benefits expected to be derived from JVW Entertainment, Inc.’s control share acquisition would not be available and the issue of the 2,300,000 shares for that purpose would be of no ultimate benefit to the Company. Accordingly, $70,689 of the sum advanced to and on behalf of the Company by JVW Entertainment, Inc. during the six month period ended November 30, 2010 has been reclassified as payment for the 2,300,000 shares of common stock and the balance recorded as additional paid in capital.   Subsequent to November 30, 2010,  JVW Entertainment, Inc. paid approximately $28,000 in company expenses which were recorded as additional paid in capital.

In August 2010, the Company issued 250,000 shares of common stock to the board of directors as compensation for twelve months of service beginning September, 2010.  $250,000 was expensed in the three months ended November 30, 2010 because the shares were not cancelable if the directors did not fulfill their twelve month terms of service.

(7) Subsequent Event

On December 30, 2010, the Company issued 100,000 shares of its common stock as a non refundable payment under a letter of intent to aquire a pizza store franchisor. The payment obligated the franchisor’s sellers to refrain from shopping the sale of the franchisor during the term of the letter of intent. The price of the acquisition is $4,500,000 and closing is conditioned on the Company obtaining funding for $10,000,000, which the Company has no arrangements to obtain at the date hereof.  The letter of intent originally expired on January 31, 2011 but has been extended to March 31, 2011.

On December 30, 2010, the Company signed a letter of intent to aquire the food processor that manufactures 100% of the company’s products.  The letter of intent expired on January 31, 2011 and an extension is currently being negotiated.

.

DEALER’S PROSPECTUS DELIVERY OBLIGATIONS

Until ___________________ (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Florida law authorizes us to indemnify our directors and executive officers against liability, damage or loss they may incur in their capacity as directors and executive officers, unless they breach their duty of loyalty to us, do not act in good faith, violate the law or receive improper personal benefit. These provisions limit our rights and the rights of our stockholders to recover damages against a director and executive officer. We have been informed by the U.S. Securities and Exchange Commission that insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our directors, officers and controlling persons pursuant to Florida law, such indemnification is against public policy and is therefore unenforceable, except in limited circumstances and if certain procedures for independent approval are followed.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting fees, we expect to pay in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee	$722.93
Printing and engraving costs	none
Legal fees and expenses (1)	$25,000
Accounting fees and expenses	89,476
Transfer agent and registrar fees and expenses	none
Miscellaneous	none
Total	$115,199
_____________

 * To be filed by amendment.

(1)	Cash fee paid by the registrant for consultant. Does not include 50,000 shares of the registrant transferred to Jackson L. Morris, Esq. by JVW Entertainment

Item 26. Recent Sales of Unregistered Securities.

The registrant has issued 16,855,600 shares of its common stock since inception through the date of this amended registration statement.  The registrant has not issued any other equity securities.  The shares have been issued as follows:

Name	Number of Shares	Consideration	Date

JVW Entertainment, Inc.	1,600,000	Co-founder’s shares	10/27/2009
JVW Entertainment, Inc.	2,300,000	Additional shares issued as part of control acquisition	6/29/2010
Joseph M. Petrella, Jr.	10,600,000	Co-founder’s shares	10/27/2009
Joseph M. Petrella III	1,000,000	Co-founder’s shares	10/27/2009
Kenneth L. Shartz	1,000,600	Co-founder’s shares	10/27/2009
Craig Gross	5,000	Payment of fee	2/11/2010
Director and 4 nominees	250,000	Board compensation for future services	8/11/2010*
Bout Time Marketing, LLC	30,000	“No-shop” provision	12/30/2010
Bobby V’s Pizza, Inc.	70,000	“No-shop” provision	12/30/2010

 *Delivered to directors on September 14, 2010.

The initial stockholders were founders of the registrant.  We issued shares to them as founder’s shares, as indicated in the preceding table, and did not receive any consideration, except from Mr. Petrella, Jr., who transferred his recipes and commercial relationships to us.  In June 2010, we issued 2,300,000 shares to JVW Entertainment, Inc. as part of an agreement among JVW Entertainment, Joseph Petrella, Jr. and us under which JVW Entertainment expected to acquire an aggregate of eighty percent of our issued and outstanding common stock with a resulting benefit to us from the use of “push down accounting” associated with a “control share acquisition”.  Subsequently, we determined that the benefit we expected to derive from JVW Entertainment’s control share acquisition would not be available. Accordingly, $70,689 of the funds advanced to us and on our behalf by JVW Entertainment during the three month period ended August 31, 2010, which would otherwise be credited to paid in capital, has been reclassified as payment for the 2,300,000 shares of common stock.  Shares issued to directors and nominees were issued in payment for future services of the directors for serving on the board.  Shares issued to Mr. Gross were issued as compensation for introduction to sales leads.  The aggregate of 100,000 shares issued to Bout Time Marketing, LLC and Bobby V’s Pizza, Inc. on December 30, 2010, were issued under a letter of intent to acquire a pizza shop franchise business as consideration for the owners’ agreement to not shop the company during the term of the letter of intent.  The letter of intent expired on January 31, 2011 and an extension is currently being negotiated.  No underwriter was involved in our sale of the shares listed in the preceding table.  We and the affiliated transferors claim exemptions from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations there under, on grounds that none of the sales involved a public offering or distribution within the meaning of the Act.

The initial stockholders, in turn, have transferred an aggregate of 4,998,249 shares to ninety-five other persons as gifts, in sales transactions for cash and as compensation for services rendered to the respective transferor.  JVW Entertainment has contributed an aggregate of approximately $174,000 to the capital of the registrant from a portion of its cash proceeds from the sale of shares it owned.  No underwriter was involved in any sale by an initial stockholder to any transferee.  A family, personal or professional relationship existed between each transferor and his or its transferees, and no form of public offering, advertising or public solicitation was used.  The registrant believes, based on representations of the purchasers that each purchaser had such knowledge and experience in business and financial transactions that he or she was able to understand and evaluate the risks and merits of investment in a high risk enterprise and was satisfied with the information and answers to questions we provided.  Furthermore, all transferees are accredited investors and by virtue of the relationship with the transferor or based on education, experience or family relationship, received material information about the registrant needed to make an investment decision, when an investment of money or services was made.  The registrant and the respective transferors provided complete information about the registrant’s business, condition and prospects, financial and otherwise to the persons who purchased the shares.  The registrant’s management answered all questions asked by the transferees.  Neither the registrant nor the transferring stockholder and no one acting on behalf of any of them to the registrant’s knowledge paid any commissions or other compensation with respect to the sale of any of the shares the affiliates sold for cash or in payment for services.  Each sale was made directly to the purchaser by his or her transferor.  A subscription agreement, investment representations and investor questionnaire was obtained from each transferee.  A legend was placed on each certificate, prohibiting public resale of the shares, except in compliance with Rule 144 or subject to the prospectus.  The registrant and the affiliated transferors claim exemptions from the registration requirement of the Act by reason of Section 4(2) and so-called Section 4(2.5) of the Act and the rules and regulations there under, on grounds that none of the sales involve a public offering or distribution within the meaning of the Act.

Item 27. Index to Exhibits

3.A.01	Articles of Incorporation*
3.B.01	Bylaws*
5	Opinion re: validity of the common stock*
10.1	Sample executive employment agreement*
10.3	Consulting Services Agreement with Joseph M. Petrella, Jr. dated March 5, 2010*
10.4	Agreement Not To Compete by Joseph M. Petrella, Jr. dated March 5, 2010*
23.1	Consent of Counsel, included in Exhibit 5*
23.2	Consent and Report of Independent Registered Public Accounting Firm

* Previously filed.

 Item 28. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	[not applicable]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)(A)
Each prospectus filed pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(i)(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against  policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-
effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverview, State of Florida on March 7, 2011.

Bella Petrella’s Holdings, Inc.
By: /s/ John V. Whitman, Jr.
John V. Whitman, Jr., Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name	Capacity in which signed	Date

/s/ Edward J. DeBartolo, Jr.	Director	March 7, 2011
Edward J. DeBartolo, Jr.

/s/ Robert S. Dollar	Principal Financial Officer and Controller	March 7, 2011
Robert S. Dollar

/s/ Christopher C. Harwell	Director	March 7, 2011
Christopher C. Harwell

/s/ Samuel E. Hunter	Director	March 7, 2011
Samuel E. Hunter

/s/ David A. Rapaport	Director	March 7, 2011
David A. Rapaport

/s/ Kenneth L. Shartz	President	March 7, 2011
Kenneth L. Shartz

/s/ John V. Whitman, Jr.	Director and Principal Executive Officer	March 7, 2011
John V. Whitman, Jr.